Exhibit 10.1

Paul Davies Vice President Human Resources	Regeneron Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, NY 10591-6707

Phone 914 847 7600 Fax 914 847 7790 E-mail paul.davies@regeneron.com www.regeneron.com

September 3, 2013

Robert Landry

Dear Bob,

On behalf of Regeneron Pharmaceuticals, Inc. I am pleased to confirm our offer for the position of Senior Vice President of Finance, Deputy Chief Financial Officer, reporting to Leonard Schleifer, President and CEO. Your start date will be September 9th, 2013. On or about October 1st 2013 you will become Senior Vice President of Finance, Chief Financial Officer, reporting to Leonard Schleifer.

COMPENSATION:

Base Salary: We are offering you an annualized compensation of $500,000.00 paid at a bi-weekly rate of $19,230.77 subject to tax and other customary deductions. This is a full-time exempt position which means you are not entitled to overtime pay.

Sign-On Bonus:

•	Upon the start of your employment with Regeneron, we will make a one-time, lump-sum payment to you in the amount of $50,000.00, less applicable federal, state and local taxes. This bonus will be paid out on the first payday after your start date.

•	Regeneron will provide a further one-time lump-sum payment of $50,000.00, less applicable federal, state and local taxes on the first payday following the 6 month anniversary of your start date and contingent upon your continued employment with Regeneron.

Please be advised that these payments will be subject to repayment if you leave Regeneron prior to completing one full year of service from the receipt date of each of the above mentioned bonuses in accordance with the Company’s policy.

Performance Bonus: You will be eligible for consideration for an annual discretionary bonus based on your performance for 2014 (all subject to change in accordance with our compensation plan and approvals), which shall be paid by the Company in its sole discretion. The target bonus for Senior Vice President of Finance is currently 45%. You will not be eligible to receive any such bonus or a portion of bonus for any years if you are not actively employed by the Company on the date on which bonuses are paid out. Payout of this bonus, if eligible, is expected to be in early 2015.

September 3, 2013	Initial: /s/ REL
Robert Landry

Stock Options: As an added incentive, you will be awarded an option to purchase 80,000 shares of Regeneron common stock in accordance with Regeneron’s Second Amended and Restated 2000 Long-Term Incentive Plan and your award agreement thereunder. These options will be granted on your hire date. (Subject to the approval of the Compensation Committee of Regeneron’s Board of Directors.) The exercise price of the options will be determined by the average of the high and low price of Regeneron’s stock on the date of grant. Shortly after the Committee approves the new hire grant on that date, you will receive your Notification of Grant Award, a Plan Description and a FAQ for your review and records. The stock options will vest at 25% per year over four years.

Since you are employed by the company after July 1st, 2013 you will not be eligible for consideration for an annual stock option award (all subject to change in accordance with our compensation plan and approvals).

Restricted Stock Award: As a further incentive, you will receive a grant of 5,000 shares of restricted stock in accordance with Regeneron’s Second Amended and Restated 2000 Long-Term Incentive Plan and your award agreement thereunder. These restricted shares will be granted on your hire date. (Subject to the approval of the Compensation Committee of Regeneron’s Board of Directors.) These shares of restricted stock will vest in their entirety on the fifth anniversary of the grant date (five year “cliff vesting”), with no partial vesting before the fifth anniversary of the date of the grant.

Tax Planning: You will also be eligible for tax planning and other benefits generally available to Senior Vice Presidents.

CHANGE IN CONTROL: Upon approval by the Compensation Committee, you will be eligible for the Regeneron Pharmaceuticals, Inc. Change in Control Severance Plan. All current Senior Vice Presidents are considered “Group 2” Executives. I have enclosed a copy of the Plan for your information.

PAID TIME OFF: Annual paid time off will be twenty-three (23) days per calendar year prorated based on your effective date of employment and shall accrue thereafter according to Company Policy. With other Regeneron employees, you will also receive the week between the Christmas and New Year’s holidays off with pay.

HEALTH AND WELFARE BENEFITS: Coverage for group insurance, e.g., medical, dental, vision, life insurance, and short and long term disability, will be provided in accordance with the terms and conditions of each Plan. Coverage for medical, dental, vision, and life insurance will become effective on your first day of employment.

SAVINGS PLAN (401K): You will be eligible to participate in the Regeneron 401(k) Plan immediately upon your first day of employment. As soon as our 401(k) plan administrators receives your information from payroll they will send you a notice telling you that you will be automatically enrolled in the plan at a rate of 3% and that you have 30 days to either opt out of the plan or to set a different percentage. The 401(k) plan allows for a matching contribution in Regeneron stock each year.

On your first day of employment we will provide you with an orientation designed to review benefits, facilities, corporate policies, and safety procedures and practices.

September 3, 2013	Initial: /s/ REL
Robert Landry

CONTINGENCIES: This offer is contingent upon:

•	Verification of employment authorization. The Immigration & Reform Control Act of 1986 requires that we verify the employment authorization of every employee hired in order to determine if the individual is legally authorized to work in the United States. Employment is conditional on providing proof of eligibility within 3 days of your start date. You must present an original document which establishes both employment authorization and identity, or a combination of an original document which establishes employment authorization and a separate original document which establishes identity.

•	Successful completion of reference checks and a receipt of a positive background report. This report will verify your previous employment(s), education and certifications, and will check criminal court records, if any.

•	Our review of, and our being satisfied in our sole discretion regarding, your existing agreement(s) with your current employer to the extent such agreement(s) remain(s) in effect after the cessation of your employment with such employer.

•	Your signing of the Agreement of Certain Terms and Conditions of Employment on your start date. I have enclosed a sample copy of the Agreement of Certain Terms and Conditions of Employment for your review.

This offer is not intended to constitute a contract, nor does it guarantee employment for any specific period of time. If, at any time, for any reason, you or Regeneron choose to terminate the employment arrangement, either party is free to do so.

To indicate your concurrence and acceptance please initial all pages and sign the third page of this letter, return the duplicate to me, and retain the original for your records. The effective date of this agreement is September 9th, 2013.

We wish you the best and trust you will find your work with Regeneron both rewarding and satisfying. Please feel free to call me at 914-847-7600 if you have any questions.

Sincerely,

/s/ Paul Davies

Paul Davies

Vice President, Human Resources

I accept this offer of employment on the conditions outlined above.

Signed:	/s/ Robert E. Landry